Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MASTER LABORATORY SERVICES AGREEMENT

This Master Laboratory Services Agreement (“Agreement”), when signed by the parties, will set forth the terms and conditions between Silverback Therapeutics, Inc., with its principal offices located at 500 Fairview Avenue North, Suite 600, Seattle, WA 98109, United States (“Customer”) and Q Squared Solutions LLC, with its principal offices located at 5827 South Miami Blvd, Morrisville, NC 27560, USA (“Q Squared”), under which Q Squared agrees to provide laboratory services to Customer as set forth below.

Recitals:

A. Customer is in the business of developing, manufacturing and/or distributing pharmaceutical products, medical devices and/or biotechnology products. Q Squared is in the business of providing central laboratory services for the pharmaceutical, medical device and biotechnology industries and has made significant, up-front investments in technologies related to those industries, building on important inventions and web-based technologies.

B. Customer and Q Squared desire to enter into this Agreement to provide the terms and conditions upon which Customer may engage Q Squared from time-to-time to provide services for individual studies or projects by executing individual Work Orders (as defined below) specifying the details of the services and the related terms and conditions.

Customer and Q Squared agree as follows:

1. Services.

(a) Description of Services. Q Squared shall provide project planning, consultation on laboratory design, laboratory analysis, other laboratory services, and/or data management services, as requested by Customer from time to time and agreed to by Q Squared during the term of this Agreement (collectively the “Services”).

(b) Work Order. The specific details of each assignment or task (each a “Project”) will be specified in writing on terms acceptable to the parties and otherwise subject to the terms and conditions of this Agreement (each such writing, a “Work Order”) substantially in the form of Attachment B to this Agreement. Each Work Order shall include Central Laboratory Services terms (including a Laboratory Services Document or Central Laboratory Worksheet) which shall describe the nature, scope and timelines for Services being specifically performed for the applicable study. To the extent there is a conflict between the terms of this Agreement and a Work Order, this Agreement will control, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede this Agreement on a specific matter.

(c) Affiliates. “Affiliate” shall mean all entities controlling, controlled by or under common control with Q Squared or Customer, as the case may be. The term “control” shall mean the ability to vote more than fifty percent (50%) of the voting securities of any entity or otherwise

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having the ability to direct the management and policies of an entity. Q Squared may utilize Affiliates to carry out its obligations under this Agreement or any Work Order and the Q Squared entity that is the party to the Work Order shall remain responsible for all such Services. Any Affiliate of Q Squared or Customer may enter into a Work Order under this Agreement. The terms, conditions, and rights in this Agreement shall be incorporated into each Work Order and such Affiliate, notwithstanding the foregoing, shall be solely responsible for the performance of the Services under such Work Order.

(d) Specimen Storage Limitations. If requested by Customer and agreed by Q Squared, Q Squared will hold specimens in storage at the conditions (including but not limited to temperature) agreed to between the parties for the time period defined by Customer in the study protocol or the Laboratory Specifications Document and/or Central Laboratory Worksheet, shall have the obligation to hold specimens at such storage conditions, and shall notify Customer if Q Squared cannot hold specimens at, or if it becomes known to Q Squared that Q Squared is out of conformity with, such storage conditions, provided however, Q Squared shall not be responsible, in the event that (i) the specimens or any specific analyte do not remain stable and/or suitable for testing, or (ii) stability data is not available during or after that storage time period. Customer shall ensure it reviews the stability characteristics of the specimen or analyte with Q Squared’s scientific affairs department prior to storage of any of the samples. If the stability is unknown, Customer shall define the specimen type, storage duration, and testing interval of the specimen or analyte. Q Squared shall be responsible for the archiving and retention of all relevant documentation relating to the Services according to applicable law during the performance of Services, subject to Section 6 (d) below.

(e) Research-Use-Only Tests. Customer may, from time to time, request that Q Squared performs research-use-only tests (“RUO Tests”) that have not been cleared or approved by the United States Food and Drug Administration, (or equivalent local regulatory authority). If Customer requests Q Squared to perform RUO Tests, Customer represents and warrants that Customer and all of Customer’s investigators shall use the results from RUO Tests for research purposes only, and will not use any test results from RUO Tests for diagnostic or clinical purposes.

(f) Testing/Services Performed by Other Parties. Unless determined to have resulted directly from Q Squared’s gross negligence or willful misconduct, Q Squared shall have no responsibility for or liability in connection with: (a) use of expired supplies by investigators, (b) incorrectly ordered and/or incompatible supplies issued at Customer’s direction, (c) testing or other services performed, at Customer’s or an investigator’s request, by a third party other than Q Squared, its Affiliates or its referral laboratories, or (d) testing or procedures performed at any investigator site not pursuant to Q Squared’s instructions.

(g) Conduct of Services. Q Squared shall engage adequately qualified personnel to perform the Services.

2. Payment of Fees and Expenses.

(a) Budget. Each Work Order shall contain a line item budget (“Budget”) for the

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payment of Q Squared ‘s Services to be performed pursuant to such Work Order as well as additional terms and conditions related to the Budget. Customer will pay Q Squared for the fees, expenses and pass-through costs in accordance with each Budget. Customer shall reimburse Q Squared for all reasonable and necessary travel, lodging and other expenses (including but not limited to investigator site special requests for supplies that are not included in the bulk supply kit or other special requests) incurred in the performance of its Services that have been requested or approved by Customer.

(b) Budget Structure. Customer agrees that the Budget will be structured in an effort to maintain cash neutrality for Q Squared (with respect to the payment of professional fees, pass-through costs and otherwise). Unless otherwise agreed in the Work Order, Customer shall provide an up-front payment which will be credited to Customer on the final invoice. The up-front payment will be outlined in each project Budget. Q Squared will draw from these funds in order to pay for Services and related costs and expenses consistent with the terms of this Agreement.

(c) Invoicing. Q Squared operates on a fee for service basis. Q Squared will invoice Customer monthly or as separately agreed for Services rendered under any Work Order and Customer shall pay all amounts due within [***] days of receipt of the invoice date if an invoice is delivered electronically, or from the date of receipt if Customer requests a paper invoice. If any portion of an invoice is disputed, then Customer shall pay the undisputed amounts within [***] days of receipt of the invoice, and the parties shall use good faith efforts to reconcile the disputed amounts as soon as practicable. Expenses and pass-through costs will be supported by a detailed summary sheet. If the Project extends over more than [***], the Budget may be altered to include an annual cost adjustment. Q Squared reserves the right to impose, and Customer agrees to pay if imposed by Q Squared, interest in an amount equal to [***] percent ([***]%) per month (or the maximum lesser amount permitted by law) of all undisputed amounts owing hereunder, which are outstanding [***] or more days from the due date of the invoice . If Customer requires a purchase order (“PO”) related to a Q Squared invoice, then Customer will provide the PO prior to invoicing by Q Squared. If no PO is provided, Q Squared will invoice Customer without the PO. If re-submission of an invoice is required based on Customer’s PO requirement or based upon Customer request, Q Squared’s re-submission of that invoice will not change the due date for payment based on the original invoice. Any provisions contained within a PO that modify, conflict with or contradict any term or provision of this Agreement shall be deemed to be null and void.

(d) Taxes. Customer shall pay all sales and use taxes, including all applicable goods and services tax, value added tax, local taxes, applicable duties, electronic delivery taxes, excise taxes, levies and import fees (collectively, “Taxes”) that are imposed by legislation in connection with the provision of Services and that are not recoverable by Q Squared. All fees set forth in a Work Order are exclusive of Taxes. Where Taxes are paid by Q Squared, Q Squared will provide an invoice, showing the Taxes included. Where any Taxes are paid directly to a tax authority or government by Customer, Customer shall not deduct this amount from any amount due to Q Squared. The requirements of this provision shall not apply to any employment-related taxes, duties, income taxes or withholding and shall only apply Taxes applicable to the Services.

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(e) Currency Exchange. The currency to be used for invoice and payment shall be the currency stated in the Budget attached to a Work Order (the “Contracted Currency”). If a currency referenced within the Budget ceases to become legal tender, the applicable replacement currency will be substituted for such currency for the purposes of this clause using the conversion rate established at www.oanda.com. Customer acknowledges that, due to fluctuations in currency exchange rates, Q Squared’s actual fees and pass-through costs may be greater or lesser than the budgeted or estimated amounts contained in a Work Order.

Unless otherwise provided in a Work Order, if Q Squared incurs pass-through costs in a currency other than the Contracted Currency, then Customer shall reimburse Q Squared for Q Squared’s actual costs in the Contracted Currency based on the Oanda foreign currency exchange rate for the applicable currencies on the last business day of the month immediately preceding the month in which such pass-through costs are submitted.

If a Work Order involves the performance of Services by Q Squared or its Affiliates in any country that uses a currency other than the Contracted Currency, then the Budget for those Services will be based on the local rates in the currency used by Q Squared for pricing in that country, but converted to and reflected in the Contracted Currency. If the fees for Services under a Work Order exceed the equivalent of [***] US dollars ($[***]) (based on the assumptions in the Budget), and the conversion rate between the local currencies and the Contracted Currency has fluctuated more than [***]-percent ([***]%) plus or minus, since the budget was prepared, Q Squared may calculate a foreign currency exchange adjustment. The adjustment will be calculated every [***] after the contract execution date, by comparing the foreign currency exchange rate stated in the Budget attached to the Work Order to the Oanda average rate (unless provided otherwise in a Work Order) over the preceding [***]. Any resulting decrease in costs will be immediately credited to Customer and any resulting increase in costs will be invoiced to Customer, and shall be due for settlement without delay.

Inflation. If the Services are provided by Q Squared over multiple calendar years, the budget and payment schedule will incorporate the Inflation Factor to Service fees for future year costs at the time the Work Order is executed by both parties, on a prospective basis only, and the Inflation Factor (defined below) shall remain fixed for the duration of the Work Order and subsequent Change Orders to the Work Order. The Inflation Factor shall be calculated using a blend of [***] (“Inflation Factor”).

(f) Information Requests. To the extent not publicly available, and upon showing of good cause, at Q Squared’s request, Customer shall promptly share financial details (such as audited financials) once per calendar year that demonstrate Customer’s continuing ability to meet its payment obligations under this Agreement and associated Work Orders (each, an “Information Request”). Additionally, Customer shall promptly notify Q Squared upon becoming insolvent or commencing bankruptcy proceedings. Any information shared with Q Squared pursuant to an Information Request will be subject to Q Squared’s obligations of confidentiality set forth in Section 5(a).

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3. Term and Termination.

(a) This Agreement shall commence on the date it has been signed by all parties (hereinafter “Effective Date”) and shall continue for a period of five (5) years from the Effective Date, or until terminated by either party in accordance with this Section 3. The Agreement will automatically renew each year thereafter for a period of one (1) year, unless either party notifies the other party in writing at least thirty (30) days prior to the renewal date that the notifying party is electing not to renew the Agreement. If this Agreement is terminated but a Work Order issued under this Agreement is not terminated, the terms of this Agreement will continue to apply to such Work Order as if the Agreement had not been terminated.

(b) This Agreement or any Work Order may be terminated with or without cause by Customer or by Q Squared at any time during the term of this Agreement on ninety (90) days prior written notice to Q Squared or Customer, as appropriate.

(c) Either party may terminate this Agreement or any Work Order for material breach upon thirty (30) days written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period. In the event that Q Squared determines, in its sole discretion, that its continued performance of the Services contemplated by a Work Order would constitute a potential or actual violation of regulatory or scientific standards of integrity, Q Squared may terminate this Agreement or the applicable Work Order by giving written notice stating the effective date of such termination (which may be less than thirty (30) days from the notice date) of such termination, provided, however, in the event payment obligations are breached, Q Squared may at its discretion upon providing [***] notice thereof, cease extension of credit privileges to Customer, suspend Services (including data transmission) and withhold payment of refunds to Customer until such undisputed amounts are paid.

(d) Either party may terminate this Agreement or any Work Orders immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy. Any written termination notice shall identify the specific Work Order or Work Orders that are being terminated.

(e) Termination of a Work Order shall constitute a termination of that particular Work Order only and shall not affect this Agreement or any other Work Orders outstanding hereunder. Any written termination notice shall identify each specific Work Order that is being terminated.

(f) In the event this Agreement is terminated, Customer shall pay to Q Squared: (i) any fees for services rendered then due and owing to Q Squared because of any performance of Q Squared’s obligations hereunder and all expenses reasonably incurred in performing those Services; (ii) all actual costs (including time spent by Q Squared personnel, which shall be billed at Q Squared standard rates) to complete activities associated with the termination and close out of projects; and (iii) all kit destruction costs as noted in each Work Order. Upon the termination of this Agreement, Q Squared shall either: (i) return to Customer, or (ii) dispose of at the direction and written request of Customer (or as more particularly specified in the Work Order), all data and materials provided by Customer to Q Squared for the conduct of Services under this Agreement.

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(g) Termination of this Agreement or any Work Order hereunder shall not constitute a release or waiver of any right or remedy available to either party in connection herewith or therewith.

(h) Defective Services. In the event Q Squared fails to comply with the Work Order specifications and/or this Agreement in its performance of Services and such failure is not a direct result of any material act or omission by Customer or any other third party (“Defective Services”), Customer may require Q Squared to re-perform the Defective Services within an agreed time period after receipt of Customer’s notice at Q Squared’s cost (subject to re-supply by Customer of any materials, data or information at Customer’s cost). If no such re-performance is reasonably possible in the context of the Work Order and its schedules and timelines, Q Squared shall reimburse Customer for the reasonable third party costs incurred to remedy such non-compliance or reimburse Customer for the reasonable, out-of-pocket costs incurred to remedy the non-compliance, or only if such remediation is not reasonably possible, refund the portion of the fees paid to Q Squared attributable to the Defective Services, subject in each case to Section 10 below.

4. Change Orders. Any material change in the details of the scope of Services set forth in a Work Order or the assumptions upon which the Work Order is based (including, but not limited to, changes in the expected number of investigators, number or schedule of visits, testing requirements, anticipated commencement date, length of project or overall protocol specific database design) may require changes in the Budget and/or time lines, and shall require a written amendment to the Work Order (a “Change Order”). In such event or if the Services are delayed for reasons beyond the control of the parties, the parties will cooperate with each other in good faith in reaching agreement with respect to any corresponding increase or decrease in the scope of the Work Order, Work Order budget, and associated changes in the schedule of payments, timeline and/or schedule or other items associated with the Work Order. All Change Orders will be in writing and signed by duly authorized officers of each of the parties. [***].

5. Confidentiality.

(a) It is understood that during the term of this Agreement and each Work Order issued hereunder, Q Squared and its employees may be exposed to data and information that is confidential and proprietary to Customer. All such data and information (“Customer Confidential Information”) written or verbal, tangible or intangible, made available, disclosed or otherwise made known to Q Squared and its employees as a result of Services under this Agreement shall be considered confidential and shall be considered the sole property of Customer . All information regarding Q Squared’s and its Affiliate’s operations, laboratory methods, pricing, and laboratory management and all Q Squared Property (as defined in Section 6 below), disclosed by Q Squared or its Affiliates to Customer or its Affiliates in connection with this Agreement is proprietary, confidential information belonging to Q Squared (the “Q Squared Confidential Information”). Q Squared Confidential Information together with the Customer Confidential Information, shall be the “Confidential Information.” The Confidential Information shall be used by the receiving party

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and its employees only for purposes of performing the receiving party’s obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party, provided, however, that Q Squared may disclose limited Confidential Information as necessary in furtherance of a project hereunder, provided that such third party [***] is not a competitor of Customer and is bound by confidentiality obligations substantially similar to those set forth herein, otherwise such disclosure to a third party requires Customer’s written consent. Each party agrees that the terms of this Agreement and any Work Order shall be considered Confidential Information, and each party agrees that it will not disclose the terms of this Agreement or any Work Order to any third party without the written consent of the other party, which shall not unreasonably be withheld. These obligations of confidentiality and nondisclosure shall remain in effect for a period of [***] after the completion or termination of the applicable Work Order. For the avoidance of doubt, the parties agree that the term Confidential Information shall include data and information disclosed in connection with potential services hereunder, even if the parties do not enter into a Work Order for such services, and if no Work Order is executed such data and information shall be subject to this Agreement’s confidentiality provisions for a period of [***] from the time of disclosure.

(b) The foregoing obligations shall not apply to Confidential Information to the extent that it: (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party; (ii) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the disclosing party; (iii) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or, (iv) is required by law or regulation to be disclosed; provided, however, that each party shall notify the other party in writing prior to making any disclosure pursuant to this subsection “(iv)”, including but not limited to disclosures to the Securities Exchange Commission, FDA or any other governmental agency, unless prior notification is precluded by law or regulation or where enforcement action by applicable authority precludes prior notification, in which case the party will notify the other party as soon as reasonably practicable. For the avoidance of doubt, any disclosures made under these subsections “(i)” to “(iv)” shall be strictly limited to the information covered by the applicable subsection, and any Confidential Information not specifically covered by the exceptions in those subsections shall be redacted prior to disclosure of the relevant documents or materials.

6. Property Ownership.

(a) All data and information necessary for Q Squared to conduct project assignments will be forwarded by Customer to Q Squared, and all such information received from Customer shall remain the property of Customer.

(b) All data and information generated or derived by Q Squared as the result of services performed by Q Squared under this Agreement and which are provided by Q Squared to Customer as deliverables under this Agreement shall be and remain the property of Customer, excluding Q

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Squared Property (“Customer Property”). Any inventions that may evolve from the data and information delivered to Customer as the result of services performed by Q Squared under this Agreement shall belong to Customer, and Q Squared hereby assigns its rights in any inventions and/or related patents to Customer, excluding that which relates to or constitutes Q Squared Property.

(c) Q Squared and its affiliates own all right, title, and interest in and to the data, data models, databases, inventions, processes, know-how, copyrights, trade secrets, laboratory analysis, analytical and laboratory methods, procedures and techniques, technical expertise and conceptual expertise in area of laboratory services, manuals, personnel data, pricing, financial information, technical expertise, software, and other intellectual property rights that (a) exist prior to the Effective Date or (b) are independently developed by or for Q Squared and its affiliates; and any improvements, modifications and enhancements made to the foregoing during the term of this Agreement (collectively, “Q Squared Property”). Q Squared Property shall also include its proprietary systems, platforms and applications (“Q Squared Technology”). If any Q Squared Property is included in any deliverable provided by Q Squared to Customer under this Agreement (“Included Q Squared Property”), Q Squared grants to Customer and/or its Affiliates a non-exclusive, worldwide, royalty free license to use (but not to sell) such Included Q Squared Property, solely to the extent reasonably necessary for Customer to use or otherwise exploit the Customer Property for intended purposes, provided such Included Q Squared Property is licensed to Customer “AS IS” without warranty of any kind, express or implied and that Q Squared has no liability to Customer of any kind, whether direct or indirect, arising out of or in connection with such Included Q Squared Property. No proprietary IQVIA data assets or any Q Squared Technology shall constitute Included Q Squared Property, and Q Squared represents that, to the best of its knowledge, such IQVIA data assets or Q Squared Technology are not necessary for Customer’s use of the anticipated deliverables.

(d) At the completion of the services by Q Squared in the applicable Work Order, all data and deliverables generated by Q Squared as a result of the services shall be provided to Customer by electronic means or as more particularly specified in the Work Order, subject to the payment obligations set forth in Section 2 herein; and any materials, equipment or information furnished by Customer for conduct of the services shall either be: (i) returned to Customer, or (ii) disposed of at the direction and written request of Customer (or as more particularly specified in the Work Order). Q Squared, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one (I) copy of all documents and materials relating to the Services, to be used solely to satisfy regulatory requirements or to resolve disputes regarding the Services. All electronic and paper laboratory data required for internal business records shall be retained by Q Squared according to its Global Records Retention Schedule. At the end of such period(s), Q Squared will destroy all paper laboratory data. Nothing in this Agreement shall be construed to transfer from Customer to Q Squared any FDA or regulatory record-keeping requirements.

7. Regulatory Compliance; Inspections.

(a) In carrying out its responsibilities under this Agreement and each Work Order, Q

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Squared agrees that its Services will be conducted in compliance with all applicable laws, rules and regulations, including but not limited to the United States Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, ICH GCP Guideline, United Kingdom SI 2004 No. 1031 Part 2 (and as amended), where applicable, and with the standard of care customary in the central laboratory industry. Q Squared’s standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the applicable Work Order.

(b) Customer warrants and represents that neither any assignment or task-requested by Customer, nor the conduct thereof, as provided in this Agreement or in any Work Order, shall violate any applicable law or regulation. Customer shall notify Q Squared promptly in writing of any FDA or other governmental inspection or inquiry concerning any services that have been rendered or are being rendered by Q Squared, or any study or Project to which such Services relate.

(c) Q Squared certifies that it has not been debarred under the United States Generic Drug Enforcement Act, or any applicable law in any other country, and that Q Squared will not knowingly employ any person or entity that has been so debarred to perform Services under this Agreement or any Work Order. Q Squared shall promptly notify Customer upon becoming aware of any inquiry concerning, or the commencement of any proceeding or disqualification that is the subject of this Section 7(c).

(d) In accordance with 21 CFR §50.25 and ICH GCP 4.8 (Informed Consent of Trial Subjects), Customer shall be responsible to ensure that all subjects (involved in clinical studies to which the Services of this Agreement and the applicable Work Order shall apply) shall provide a valid consent pertaining to its Services performed hereunder, will understand the nature and purpose of the consent it provides to allow itself to be a participant in the clinical study including the removal and testing of its bodily fluid samples and/or tissue samples as appropriate. Customer shall inform Q Squared immediately, in writing, if any such subject(s) are withdrawn from the clinical study. Q Squared shall promptly communicate to the Customer any serious breaches of the Protocol and Good Clinical Practices, and Customer shall be responsible to promptly report such breaches to the Medicines and Healthcare products Regulatory Agency (“MHRA”), or to the equivalent local regulatory agency.

(e) Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its Affiliates is named. Each party, however, shall notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any study or Project of Customer for which Q Squared is providing Services. During any such inspection or inquiry, the parties agree to make reasonable efforts to disclose only the information required to be disclosed.

(f) During the term of this Agreement and each Work Order, Q Squared will permit Customer’s representative(s) (provided that such representatives shall not be competitors of Q Squared), prior to any audit, Customer shall procure that its non-employee representative enter into a confidentiality agreement with Q Squared on terms at least as stringent as the confidentiality terms herein) to examine or audit the work performed hereunder and the specific facilities at which the work is conducted during regular business hours, upon reasonable advance written notice and

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in a reasonable manner to determine that the project assignment is being conducted in accordance with the task in the applicable Work Order and that the facilities are adequate; provided however, that all information disclosed or revealed to or ascertained by Customer in connection with any such audit or examination or in connection with any correspondence between Q Squared and any regulatory authorities (including any notice of violation or potential violation of local law or regulations such as FDA Form 483 notices) shall be deemed to constitute Q Squared Confidential Information for the purposes of this Agreement. Unless the costs of governmental or Customer audits are specifically included in the Budget, and except for [***], Customer shall, upon request, reimburse Q Squared’s time and expenses (including reasonable attorney fees and the costs of responding to findings) associated with any inspection, audit or investigations relating to the Services (“Inspection”) instigated by Customer or by a governmental authority, unless such Investigation finds that Q Squared breached this Agreement or any applicable law or regulation.

(g) Anti-Bribery. Each party undertakes to the other party that: (i) it will not, and will procure that each of its employees, directors, officers, affiliates, subcontractors and agents will not, (1) offer, promise or give an advantage to another person, or (2) request, agree to receive or accept a financial or other advantage in violation of any anticorruption laws, rules, regulations and decrees applicable to the respective party (collectively, “Legislation”), including the United States Foreign Corrupt Practices Act, as amended (the “FCPA”), the United Kingdom Bribery Act 2010 (the “Bribery Act”) and any implementing legislation under the OECD Convention Against the Bribery of Foreign Government Officials in International Business Transactions (“OECD Convention”). It is each party’s responsibility to be familiar with, and comply with, the provisions of the applicable Legislation; and (ii) from time to time, at the reasonable request of the other party, it will confirm in writing that it has complied with its undertakings under subsection (i) above and will provide any information reasonably requested by the other party in support of such compliance.

8. Conflict of Agreements. Q Squared represents to Customer that Q Squared is not a party to any agreement which would prevent Q Squared from fulfilling its obligations under this Agreement, and that during the term of this Agreement, Q Squared will not enter into an agreement to provide services which would prevent Q Squared from providing the Services contemplated to be provided by Q Squared under this Agreement or any Work Order. Customer agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to Q Squared pursuant to any Work Order without the written consent of Q Squared, which will not be unreasonably withheld.

9. Indemnification.

(a) Customer shall defend, indemnify and hold harmless Q Squared, its Affiliates and its and their respective directors, officers, employees and agents (each, an “Q Squared Indemnified Party”), from and against any and all losses, claims, actions, fines damages, liabilities, costs and expenses, (including reasonable attorney’s fees and court costs) (collectively, “Losses”), resulting or arising from any third-party claims, actions, proceedings, investigations (including subpoenas

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or other legal process) or litigation relating to or arising from or in connection with this Agreement or any Work Order or the Services contemplated herein (including, without limitation, any Losses arising from or in connection with any study, test, device, product or potential product to which this Agreement or any Work Order relates), except to the extent such Losses are determined to have resulted from the gross negligence or intentional misconduct of the Q Squared Indemnified Party seeking indemnity hereunder or material breach by Q Squared of its obligations under this Agreement or a Work Order.

(b) Q Squared shall indemnify, defend and hold harmless Customer and its Affiliates, and its and their directors, officers and employees (each, a “Customer Indemnified Party”), from and against any and all Losses, resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement or any Work Order or the Services contemplated herein, to the extent such Losses are determined to have resulted from the gross negligence or intentional misconduct of a Q Squared Indemnified Party hereunder or material breach by Q Squared of its obligations under this Agreement or a Work Order.

(c) The indemnified party shall: (i) give the indemnifying party prompt notice of any such claim or law suit (including a copy thereof served upon indemnified party); (ii) cooperate with indemnifying party and its legal representatives in the investigation of any matter the subject of indemnification, and (iii) not unreasonably withhold its approval of the settlement of any such claim, liability or action by indemnifying party that is the subject of Section 9(a) or 9(b).

10. Limitation of Liability.

(a) Except for either party’s indemnification obligations under Section 9, neither Q Squared, nor Customer, nor any of their Affiliates, nor any of their respective directors, officers, employees, subcontractors or agents or representatives, consultants, or shareholders shall have any liability of any type (including, but not limited to, contract, negligence and tort liability) for any loss of profits, opportunities or goodwill, or any type of special, incidental, indirect or consequential damage or loss in connection with or arising out of this Agreement, or any Work Order, or the Services performed by Q Squared hereunder.

(b) Except for either party’s indemnification obligations under Section 9, in no event shall the collective, aggregate liability (including without limitation, contract, negligence and tort liability) of Q Squared or its Affiliates, directors, officers, employees, subcontractors or agents under this Agreement exceed the amount of fees actually received by Q Squared from Customer under the applicable Work Order.

11. Cooperation; Customer Delays; Disclosure of Hazards. Customer shall forward to Q Squared in a timely manner all documents, materials and information in Customer’s possession or control necessary for Q Squared to conduct the Services. Q Squared shall not be liable to Customer nor be deemed to have breached this Agreement for errors, delays or other consequences arising from Customer’s failure to timely provide documents, materials or information or to otherwise cooperate with Q Squared in order for Q Squared to timely and properly perform

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its obligations, and any such failure by Customer shall automatically extend any timelines affected by a time period reasonably commensurate to take into account such failure, unless Customer agrees to a Change Order to pay any additional costs that would be required to meet the original timeline. If Customer delays a project from its agreed starting date or suspends performance of the project, then the parties will either enter into a Change Order to address : a) Customer payment of the standard daily rate of Q Squared’s personnel assigned to the project, based on the percentage of their time allocated to the project, for the period of the delay, in order to keep the current team members; or b) Q Squared may re-allocate the personnel at its discretion. In addition, Customer will also pay all non-cancelable costs and expenses incurred by Q Squared due to the delay and will adjust all timelines to reflect additional time required due to the delay. Customer shall provide Q Squared with all information available to it regarding known or potential hazards associated with the use of any substances supplied to Q Squared by Customer and Customer shall comply with all current legislation and regulations concerning the shipment of substances by land, sea or air. If Customer, or any third party acting on Customer’s behalf or at the direction of Customer, delivers, ships, or mails materials or documents to Q Squared, or if Q Squared delivers, ships, or mails materials or documents to Customer or to third parties, then the expense and risk of loss for all such deliveries, shipments, and mailings shall be borne by Customer. Q Squared disclaims any liability for the actions or omissions of third-party delivery services or carriers, including loss or damage occurring during shipment, delivery or mailing.

12. Publication. Project results may not be published or referred to, in whole or in part, by Q Squared without the prior express written consent of Customer. Neither party may use the other party’s name in connection with any publication or promotion without the other party’s prior express written consent.

13. Independent Contractor Relationship. Notwithstanding any provision herein to the contrary, the parties hereto are independent contractors, and nothing contained in this Agreement or in any Work Order shall be construed to place them in the relationship of partners, principal and agent, employer and employee, or joint venturers. Each party agrees that it shall have no power or right to bind or obligate the other, and neither party shall hold itself out as having such authority.

14. Insurance. Each party to this Agreement is responsible for maintaining, at its own expense and throughout the term of this Agreement, programs of insurance or self-insurance as it deems appropriate and in compliance with statutory requirements to protect its liabilities and contractual obligations; provided, however, failure of either party to have insurance coverage, inability to obtain insurance coverage, or any inadequacy of insurance coverage of such party shall not relieve such party of any part of its liabilities under this Agreement.

15. Force Majeure and Related Matters. In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, acts of terrorism, war, Acts of God, inclement weather or other reason or cause beyond that party’s control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.

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16. Notices and Deliveries. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally, or by electronic mail, or by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by regular, registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Q Squared Solutions LLC: Q Squared Solutions LLC 5827 South Miami Boulevard Morrisville, NC 27560 USA Attn: Head of Laboratory	If to Customer Silverback Therapeutics, Inc. 500 Fairview Ave. N, Suite 600 Seattle, WA 98109 USA Attn: Sue Hamke [***]

With a copy to:

IQVIA Inc. Office of the General Counsel P.O. Box 13979 Research Triangle Park, North Carolina 27709-3979 USA Attention: General Counsel [***]

17. Miscellaneous.

(a) Governing Law. This Agreement and each Work Order shall be construed, governed, interpreted, and applied in accordance with the laws of the State of New York, exclusive of its conflicts of laws provisions. If any one or more provisions of this Agreement or any Work Order are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and the remaining provisions shall not in any way be affected or impaired thereby.

(b) Survival. The rights and obligations of Customer and Q Squared, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, insurance, data protection, indemnification and liability limitations) shall survive the termination of this Agreement or any Work Order.

(c) Entire Agreement; Amendments; Counterparts. This Agreement together with the applicable Work Orders, contains the entire understanding of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. Any modification to the provisions herein must be in writing and signed by the parties.

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This Agreement may be executed by electronic means (including .PDF) and in any number of counterparts, each of which when executed and delivered, shall constitute an original, but all of which together shall constitute one (1) agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

(d) Binding Agreements and Assignment. This Agreement shall be binding upon and inure to the benefit of Customer and Q Squared and their respective successors and permitted assigns. Except as stated in this Section, neither party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other party.

(e) Waiver. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision.

(f) Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

(g) Incorporation by Reference. All appendices attached hereto shall be deemed to be incorporated herein. In case of any conflict between this Agreement and any such attachment or any Work Order, the terms of this Agreement shall prevail over the attachment or Work Order.

(h) Data Protection. Q Squared and Customer agree to comply with all applicable privacy laws and regulations, and this Agreement. In addition, Q Squared shall at all times abide by its privacy policies and Customer’s instructions- when processing personal data under this Agreement. If the services will involve the collection or processing of personal data (as defined by applicable data protection legislation) within the European Union (“EU’’), then Customer shall serve as the controller of such data, as defined by the General Data Protection Regulation (Regulation (EU) 2016/679 of the European Parliament and the Council on the Protection of individuals with regard to the processing of personal data and on the free movement of such data) (“GDPR”), and Q Squared shall act only under the instructions of the Customer in regard to such personal data. In addition, the parties will execute a Data Processing Agreement prior to any such processing and if Customer is not based in the EU, Customer must appoint a third party to act as its local data protection representative or arrange for a co-controller established in the EU for data protection purposes in order to comply with GDPR as Q Squared does not provide this service.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers and is effective as of the Effective Date.

(signature page follows)

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Q Squared Solutions LLC	Silverback Therapeutics, Inc.

By:	/s/ Dennis Golmitz	By:	/s/ Jeffrey C. Pepe

Print Name: Dennis Golmitz		Print Name: Jeffrey C. Pepe

Title:	Director, C&P	Title:	SVP, General Counsel

Date:	May 25, 2020	Date:	May 22, 2020

List of Appendices:

Appendix 1:	Sample Work Order
Appendix 2:	Q Squared Expression Analysis Laboratory Services Terms
Appendix 3:	Q Squared BioSciences Laboratory Services and Vaccine Services Terms

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Appendix 1:	Sample Work Order

WORK ORDER

This Work Order (“Work Order”) is between [insert Customer’s full legal name] having its principal place of business located at [insert address] (“Customer”) and [insert Q Squared entity], with a principal place of business located at the [insert address] (“Q Squared”) and relates to the Master Laboratory Services Agreement dated _________________ (the “Master Agreement”), which is incorporated by reference herein. Pursuant to the Master Agreement, Q Squared has agreed to perform certain services in accordance with written work orders, such as this one, entered into from time-to-time.

The parties hereby agree as follows:

1. Work Order. This document constitutes a Work Order under the Master Agreement and this Work Order and the services contemplated herein are subject to the terms and provisions of the Master Agreement.

2. Budget: Total fees and expenses hereunder not to exceed $— without a Change Order.

3. Services and Payment of Fees and Expenses. The specific services contemplated by this Work Order (the “Services”) and the related payment terms and obligations are set forth on the following attachments, which are incorporated herein by reference:

Exhibit A: Central Laboratory Services

Exhibit B: Laboratory Events Schedule

Exhibit C: Laboratory Testing Requirements

Exhibit D: Budget

Exhibit E: Data Processing Information Form

4. Term. The term of this Work Order shall commence on the date of execution and shall continue until the Services described in this Work Order are completed, unless this Work Order is terminated in accordance with the Master Agreement. If the Master Agreement is terminated or expires, but this Work Order is not terminated or completed, then the terms of the Master Agreement shall continue to apply to this Work Order until the Work Order is either terminated or completed.

5. Amendments. No modification, amendment, or waiver of this Work Order shall be effective unless in writing and duly executed and delivered by each party to the other.

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ACKNOWLEDGED, ACCEPTED AND AGREED TO:

[insert Q Squared entity]	Silverback Therapeutics, Inc.

By:	By:

(signature)	(signature)

Print Name:	Print Name:

Title:	Title:

Date:	Date:

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Appendix 2:	Q Squared Expression Analysis Laboratory Services Terms

The following terms shall apply specifically for any services provided by Q Squared Solutions Expression Analysis (“Q Squared Expression Analysis”) Services as follows:

(a) Services. Q Squared shall provide genomic, analytical and bioanalytical testing services, as requested by Customer from time to time during the term of the applicable Work Order. Q Squared will use reasonable commercial efforts to perform the Services in accordance with the specifications and timelines set forth in the Work Order.

(b) Q Squared shall make and keep complete systematic records of all Services performed pursuant to a quotation for Services. Q Squared will preserve all such paper records, on- site or at a secure location facility, for two (2) years after Services are completed. A retrieval fee may be imposed if Customer requires retrieval [***] or greater after data generation. Electronic data generated during the course of the study will be retained according to the Quotation or project specific Work Order.

(d) Genomic Specimens: Materials: Quality Control. Each Work Order specifically for Q Squared Expression Analysis will become effective upon Q Squared’s receipt of a Purchase Order from Customer or other writing from Customer authorizing Q Squared to proceed with the Services (“Purchase Order”). Q Squared will not be obligated to perform Q Squared Expression Analysis Services until such Purchase Order and a Specimen Submission Form (“SSF”) per the instructions in the Work Order is received by Q Squared from Customer. After a Work Order becomes effective, such Work Order shall be governed by and incorporated by reference all of the terms and conditions of this Agreement; any preprinted terms and conditions on a Work Order or Purchase Order shall not apply unless expressly agreed in writing by both parties. In case of any conflict between this Agreement and any such Work Order, Purchase Order or similar writing, the terms of this Agreement shall prevail.

(e) Customer shall use reasonable efforts to provide to Q Squared the number of genomic specimens (“Specimens”) and, if applicable, any reagents, microarrays and other materials (“Consumables”) in accordance with the timelines and specifications defined for delivery of such Specimens and/or Consumables in the quotation.

(f) Risk of loss of the Specimens and Consumables shall pass to Q Squared upon its receipt of such Specimens and Materials at Q Squared designated place of receipt, (provided such designation is in writing and signed by Q Squared) and its determination that such Specimens are in acceptable condition. If at any time Q Squared becomes aware of any Specimens and/or Materials that do not meet the requirements set forth in the Quotation or fail any portion of the laboratory protocol, Q Squared shall promptly inform Customer’s designated project manager via electronic mail. Customer shall then elect to either: (a) replace Specimens and/or Materials that donot meet applicable criteria, or (b) continue with the contracted service without replacing such Specimens and/or Materials, in which case, the Parties shall modify the affected Quotation to reflect the reduced number of Specimens and/or Materials. If Customer elects to proceed with the

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contracted services, Customer shall pay Q Squared as mutually agreed for the Services performed of any such Specimens in accordance with the Quotation.

(g) Q Squared’s standard quality assurance tests are intended to minimize errors that may occur during the preparation and processing of Specimens. Specimens that yield data outside Q Squared quality metrics due to circumstances beyond the control of Q Squared are not the responsibility of Q Squared. Q Squared does not guarantee results. Customer will be notified promptly if a Specimen does not pass Q Squared’s quality metrics and Customer will be responsible for advising Q Squared on whether or not processing should continue. In the event the Customer requests Q Squared to process samples that do not meet quality criteria Customer shall be responsible for any fees, expenses and/or costs incurred or associated with the process of such samples.

(i) Customer is not exempt from charges incurred due to failed experiments through no fault of Q Squared. Any Specimen deemed by Q Squared to be insufficient, invalid, or degraded to the point of being unusable may be returned at Customer request and Q Squared may elect to charge a nominal fee for expenses related to Specimen preparation, quality testing and shipping fees for each returned Specimen. If replacement Specimens are submitted Customer will be responsible for charges incurred in the processing of those replacement Specimens.

(i) In the event a Specimen is caused to be unusable due to a failure of a third party Consumable, Q Squared will make a reasonable effort to obtain a replacement Consumable to re-perform the analysis, but in the event that a replacement cannot be obtained or the analysis cannot be re-performed, Q Squared accepts no responsibility for the Specimen loss or unfinished analysis. Additionally, in the event of subsequent preparation and testing, Q Squared reserves the right to recover appropriate fees and costs, including the cost of additional Consumables for Services provided.

(j) Notices. Any notice required or permitted to be given hereunder shall also be given to:

If to Q Squared Solutions Expression Analysis LLC

Q Squared Solutions Expression Analysis LLC

5927 S. Miami Blvd.

Suite 100

Morrisville, NC 27560, USA

Attn: Head of Laboratory

(l) Customer retains all rights and title in and to Customer Specimens. Any and all Specimens supplied to Q Squared that are not utilized in the performance of the Services will, at Customer’s request, be returned, destroyed or stored. Specimens that are returned or stored on Customer’s behalf will incur a fee as outlined in the Quotation.

(m) Each party acknowledges that the other party may respond independently to any

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regulatory correspondence or inquiry in which such party or its affiliates is named. Each party, however, shall notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any study or Project of Customer for which Q Squared is providing Services. During any such inspection or inquiry, the parties agree to make reasonable efforts to disclose only the information required to be disclosed.

(n) Limited Warranty.

(i) Other than as expressly set forth in this Agreement and attachments hereto, Q Squared makes no representations, warranties or guarantees regarding the deliverables supplied by Q Squared to Customer, or the use of, or the results of the use of such deliverables, or the performance of the Services. Q SQUARED AND ITS AFFILIATES DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT.

(ii) Customer’s exclusive remedy under Q Squared’s warranty is, at Q Squared’s sole option, a credit for or re-performance of the Services in question.

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Appendix 3:	Q Squared BioSciences Laboratory Services and Vaccine Services Terms

The following terms shall apply specifically for any Q Squared Biosciences Laboratory Services and/or Vaccine Services as follows:

(a) In the event it is necessary for Q Squared to assess and correct an immediate problem in connection with the Study, and after reasonable efforts Q Squared is unable to contact Customer to notify Customer of such problem, Q Squared may proceed accordingly and use reasonable emergency measures in order to correct such problem for the purpose of maintaining the integrity of the Study. Q Squared shall be entitled to recover any additional reasonable costs associated with such corrective emergency measures; provided, however, Q Squared agrees to promptly notify Customer of such emergency measures and use its reasonable best efforts to minimize any additional costs to Customer for such emergency corrective measures.

(b) Test Materials. (i) Test materials supplied to Q Squared by Customer for bioanalytical and biosciences services hereunder (“Test Biosciences Materials”) will be used by Q Squared solely for performance of authorized Studies. Q Squared shall be strictly prohibited from conducting any structural analysis, modification or reverse engineering of the Test Biosciences Materials, unless specifically requested by Customer in writing. Test Biosciences Materials transferred to Q Squared shall remain the property of Customer. (ii) Upon the written request of Customer, any remaining samples of the Test Biosciences Materials will be returned to Customer at Customer’s expense. (iii) Customer shall provide Q Squared with all information available to it regarding known or potential hazards associated with the use of any substances supplied to Q Squared by Customer and Customer shall comply with all current legislation and regulations concerning the shipment of substances by land, sea or air.

(c) For all Studies conducted under this Agreement, Q Squared will comply with all applicable laws, rules, regulations and guidelines, including but not limited to Good Laboratory Practices set forth by the U.S. Food and Drug Administration (“FDA”), Good Clinical Practices, ICH GCP Guideline, Organisation for Economic Co-operation and Development (“OECD”), and Ministry of Health, Labour and Welfare (“MHLW”), and any other applicable laws, rules, regulations and guidelines relating to the provision of Services, as stipulated in each applicable Protocol under this Agreement, and with the standard of care customary in the bioanalytical laboratory industry. Q Squared will perform this Agreement in accordance with professional and ethical practices and industry standards and the employees it will provide or obtain for the provision of the Services will act with professionalism, competence and diligence. Q Squared’s standard operating procedures will be used in performance of the Services.

(d) Reporting. (i) Q Squared will maintain accurate and complete records in accordance with all applicable Good Laboratory Practices, and if applicable Good Clinical Practices, and Q Squared will comply with all reporting requirements contained in each Protocol. Q Squared will keep Customer informed of the progress of Studies and will submit progress reports as specified in the Protocols. (ii) Q Squared shall also provide Customer with a draft final and a final report for each Study either using Q Squared’s report format or Customer’s report format. If

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Customer requests the Customer format to be used, Customer must notify Q Squared prior to the analysis of study samples for a given study. If any changes to the draft report or final report format has to be subsequently made due to the request of the Customer, or if additional copies of the final report are requested by Customer, then at Q Squared’s option there may be an additional charge to Customer for preparation, handling and dispatch of such reports. If such changes will be expected to affect the timing of the delivery of the final report(s), then Q Squared shall submit amended delivery dates for Customer’s written approval. (iii) All reports submitted to Customer and all data generated hereunder shall become the property of Customer and may be used by Customer for any purpose without further obligation or liability to Q Squared.

(e) All materials and documentation will be retained by Q Squared for a period of three (3) years (“Retention Period”) following issuance of the Final Report. During the Retention Period, the materials and documentation shall be made available for inspection by Customer or any authorized agent designated by Customer. Q Squared may charge Customer a reasonable fee for storage of records after three (3) years.

(f) Unless otherwise required by law, Q Squared shall not permit any inspections involving any Studies or the Confidential Information (as defined in the Agreement), until further instructions are received from Customer or until Customer and the inspecting agency have reached an appropriate agreement. Unless otherwise required by law and subject to confidentiality obligations within the Agreement, no copies of Protocols or other Confidential Information maybe given by Q Squared to the Inspector. Any request for such information shall be redirected to Customer.

(g) Q Squared does not warrant or represent that the results of the Study will be acceptable to any regulatory or governmental agency to which they are presented nor that the results of the Study will enable Customer to market or otherwise exploit the Test Materials, or any product or Service. Customer acknowledges that it is responsible for assessing and evaluating the reports, data, results, conclusions and other Work Product provided to Customer by Q Squared (“Results”), and the suitability of the Results for Customer’s purposes. Q Squared shall have no responsibility for the manner in which Customer uses the Results, and Customer’s acceptance, reliance on, or use of such results shall be at the sole risk of Customer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.(4)(g), Q SQUARED MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THIS AGREEMENT AND THE APPLICABLE WORK ORDER, THE SERVICES OR ANY STUDIES. Q SQUARED EXPRESSLY DISCLAIMS THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Q SQUARED MAKES NO REPRESENTATIONS OR WARRANTIES OF NON-INFRINGEMENT WITH RESPECT TO ANY PATENT, TRADEMARK, TRADE SECRET, KNOW-HOW, TANGIBLE RESEARCH PROPERTY. INFORMATION OR DATA PROVIDED TO CUSTOMER HEREUNDER, AND HEREBY DISCLAIMS THE SAME.

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(h) Duplicate Study Samples. Customer agrees to retain duplicate study samples should the need for repeat analytical analysis be required and the original samples are unfit or unavailable for reanalysis.

(i) In addition to the indemnity provisions within the Agreement, Customer undertakes to defend, indemnify and hold harmless Q Squared and its affiliates, and its and their directors, officers, employees and agents (each, a “Q Squared Indemnified Party”), from and against any and all claims, losses, damages, liabilities, fines, reasonable attorney fees, court costs, and expenses joint or several, resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with (a) Customer’s use of the Results, and (b) any actual or alleged infringement of any patent or copyright, or wrongful use of proprietary information, arising from Q Squared’s use of the Test Biosciences Materials as contemplated by this Agreement and/or the Work Order.

(j) All materials and documentation will be retained by Q Squared for a period of three (3) years (“Retention Period”) following issuance of the Final Report. During the Retention Period, the materials and documentation shall be made available for inspection by the Customer or any authorized agent designated by the Customer. Q Squared may charge Customer a reasonable fee for storage of records after three (3) years.

(k) In the event Customer requests Q Squared to return any samples or Test Biosciences Materials to Customer or to a third party, Customer shall pay all associated courier/shipping charges incurred to return such sample and/or Test Biosciences Materials. If Customer requires Q Squared to use a specific courier for such return and/or to bill the courier directly on its behalf Customer shall promptly provide in writing to Q Squared the courier account number and shall promptly pay any such costs in accordance with the payment terms in the Agreement and/or the Work Order.

(l) In the event Customer requests (provided such request is in writing or by email) Q Squared to store, destroy or dispose of any Test Biosciences Materials or samples supplied by Customer or used during the Study in any Work Order, and Q Squared agrees in writing, Q Squared shall store, destroy or dispose of any Test Biosciences Materials or samples at Customer’s option at a fee to be determined in the applicable Work Order. Notwithstanding the above, storage fees shall be at least [***] per sample, or Test Biosciences Materials, per month. At Q Squared sole discretion it may provide discounts on storage of [***] samples at any one time or committed long-term storage. For the avoidance of doubt, if Customer fails to inform Q Squared of its decision to store, destroy or dispose of any sample and/or Test Biosciences Materials within [***] Customer shall be charged the storage fees detailed in this Section 2.(4)(1) for any such sample and/or Test Biosciences Materials and in accordance with the payment terms in the Agreement and/or the Work Order.

(m) Upon written request of Customer, Q Squared shall remit to Customer all work products in its possession or under its control, except that Q Squared may retain any work products which Q Squared is required to retain by applicable laws and archival copies of work product for its own records. Furthermore, subsequent to any retention period, Q Squared shall contact

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Customer to determine disposition of the records (return or extended storage) and upon Customer’s decision, disposition will be taken by Q Squared and charged to Customer, at the rates in effect at that time.

(n) Customer agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to Q Squared in any Study or project without the written consent of Q Squared, which will not be unreasonably withheld.

(o) Indemnification and Limitation of Liability. Customer acknowledges that Q Squared has not participated in the manufacture of any Test Biosciences Materials supplied by Customer and it acknowledges that Q Squared’s sole mandate is to perform each Study in accordance with the terms of the Work Order for bioanalytical and bioscience services and the applicable Protocol.

(p) Q Squared retains the right to use any general assay technique utilized on Customer projects as Q Squared’s own, royalty free.

(q) Notices. Any notice required or permitted to be given hereunder shall also be given to:

If to Q Squared Solutions Biosciences LLC:

Q Squared Solutions BioSciences LLC

19 Brown Road

Ithaca, NY 14850

USA

Attn: Head of Laboratory

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